Exhibit 99.1
FOR IMMEDIATE RELEASE
Mesa and United Agree to Fleet Restructuring
PHOENIX, Sept. 11 /PRNewswire-FirstCall/ — Mesa Air Group, Inc. (Nasdaq: MESA) today announced an agreement with United Airlines to replace eight 50 seat Bombardier CRJ-200 aircraft with two 66 seat Bombardier CRJ-700 aircraft. The two CRJ-700s will be added to Mesa’s existing contract. The aircraft will enter service in the spring of 2008 and have a 10 year term.
“We are delighted to add larger, longer term aircraft to our fleet with United,” said Mesa Chairman and CEO, Jonathan Ornstein. “We very much appreciate their confidence in Mesa and look forward to working with the United team.”
Once the aircraft enter service in 2008, Mesa will operate a total of 22 CRJ-700 aircraft for United Express. These two new CRJ-700 aircraft are in addition to a previously announced order for 10 CRJ-700’s which will progressively join the fleet beginning in 2008.
Mesa currently operates 185 aircraft with over 1,100 daily system departures to 184 cities, 45 states, the District of Columbia, Canada, the Bahamas and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go!. This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected.
SOURCE Mesa Air Group, Inc.
09/11/2007
CONTACT: Tom Bacon, Vice President of Planning of Mesa Air Group, Inc.,
+1-602-685-3565
Web site: http://www.mesa-air.com
(MESA)